Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-271015
Prospectus Supplement No. 17
(To Prospectus dated July 5, 2023)
INTUITIVE MACHINES, INC.
This prospectus supplement updates, amends and supplements the prospectus dated July 5, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-271015). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2024, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Intuitive Machines, Inc.’s Class A Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “LUNR.” On August 29, 2024, the closing price of our Class A Common Stock was $4.82 per share.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company” beginning on page 5 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 30, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2024
INTUITIVE MACHINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40823	36-5056189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13467 Columbia Shuttle Street
Houston	TX	77059
(Address of principal executive offices)		(Zip code)

(281)	520-3703
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	LUNR	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A Common stock, each at an exercise price of $11.50 per share	LUNRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 7.01. Regulation FD Disclosure.

On August 29, 2024, Intuitive Machines, Inc. (“Company”), issued a press release announcing that NASA has awarded the Company a $116.9 million contract to deliver six science and technology payloads to the Moon. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated in this Item 7.01 by reference. The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On August 29, 2024, the Company announced that that NASA has awarded the Company a contract for $116.9 million to deliver six science and technology payloads to the Moon.

Forward-Looking Statements

This Current Report on Form 8-K includes information that may constitute forward-looking statements. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Forward looking statements include, without limitation, statements relating to projected industry growth rates, the Company’s current growth rates and the Company’s present and future cash flow position. A variety of factors could cause actual events and results, as well as the Company’s expectations, to differ materially from those expressed in or contemplated by the forward-looking statements. Risk factors affecting the Company are discussed in detail in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 29, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document).
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2024	INTUITIVE MACHINES, INC.

	By:	/s/ Stephen J. Altemus
Name: Stephen J. Altemus
Title: President and Chief Executive Officer
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